Sub-Item 77O:  Transaction effected pursuant to Rule 10f-3

Pursuant to Rule 10f-3, the following constitutes the information and representations provided by the investment adviser of the Insight Investment Grade Bond Fund (the "Fund") with respect to securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period November 1, 2016 through April 30, 2017 in accordance with the Trust's Rule 10f-3 Procedures.

Issuer:  Great Plains Energy Inc.

Underwriter From Whom Purchased:  Barclays Capital Inc.

Affiliated Underwriter Managing or Participating in
Underwriting Syndicate:  BNY Mellon Capital Markets LLC

Other Members of the Underwriting Syndicate:  Goldman
Sachs, MUFG Securities Americas Inc., Wells Fargo
Securities LLC, Bank of America Merrill Lynch, Barclays
Capital, JP Morgan Securities, BNP Paribas, KeyBanc Capital
Markets, Mizuho Securities USA Inc., SunTrust Robinson
Humphrey, UMB Financial Services Inc., US Bancorp
Investments Inc.

Aggregate Principal Amount of Purchase by the Fund, Other
Investment Companies (Including Other Series of the Trust)
Advised by the Adviser/Sub-Adviser and Other Accounts over
which the Adviser/Sub-Adviser
Has Investment Discretion:      $1,387,000.00

Purchase Price:  $99.618

Percentage of Issue:  0.1000%

The security was (a) part of an issue registered under the Securities Act of 1933 which was being offered to the public; and (b) purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering, or in any concurrent offering of the securities (except, in the case of an Eligible Foreign
Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer).

The underwriting was a firm commitment underwriting.

The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

The issuer of the securities, and its predecessors, have been in continuous operation for not less than three years.

The Adviser/Sub-adviser of the Fund is a principal underwriter of the security or an affiliated person of a principal underwriter of the security.

The amount of the securities, other than those sold in an Eligible Rule 144A Offering purchased by the Fund, all investment companies (including other series of the Trust) advised by the Adviser/Sub adviser and other accounts with respect to which the Adviser/Sub adviser has investment discretion did not exceed 25% of the principal amount of the offering.

No Affiliated Underwriter of the purchasing Fund was a direct or indirect participant in or beneficiary of the sale.

Information has or will be timely supplied to the appropriate officer of the Trust for inclusion on SEC Form
N-SAR and quarterly reports to the Trustees.